Exhibit 99A

Contacts: Stacey Sullivan, Media Relations	Tony Laday, Investor Relations
(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL REPORTS INCREASES IN THIRD QUARTER

FISCAL 2012 EPS, COMPARABLE RESTAURANT SALES AND TRAFFIC

DALLAS (April 23, 2012) — Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal third quarter ended March 28, 2012.

Highlights for the third quarter of fiscal 2012 include the following:

•	Earnings per diluted share, excluding special items, increased 27.7 percent to $0.60 compared to $0.47 for the third quarter of fiscal 2011 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased 24.4 percent to $0.56 from $0.45 in the third quarter of the prior year

•

Chili’s comparable restaurant sales increased 4.6 percent, representing the fourth consecutive quarterly increase, and customer traffic increased 1.8 percent, representing the fifth consecutive quarterly increase

•

Maggiano’s comparable restaurant sales increased 3.9 percent, representing the ninth consecutive quarterly increase, and customer traffic increased by 1.5 percent, representing the tenth consecutive quarterly increase

•

The company recognized a $5.2 million reduction in revenues in the third quarter of fiscal 2012 resulting from a change in the estimate of gift card breakage due to an increase in gift card redemption experience. Comparable restaurant sales were not impacted

•

Excluding the $5.2 million gift card breakage adjustment, total revenues increased 4.2 percent and restaurant operating margin[1] improved 100 basis points to 19.3 percent compared to the third quarter of fiscal 2011. On a GAAP basis, total revenues increased 3.5 percent to $742.0 million and restaurant operating margin improved 40 basis points to 18.7 percent

•	The company repurchased approximately 3.1 million shares of its common stock for $82.7 million in the third quarter

•	The company paid a dividend of 16 cents per share in the third quarter, an increase of 14.3 percent over the prior year quarter

•	For the first nine months of fiscal 2012, cash flows provided by operating activities were $233.8 million and capital expenditures totaled $85.2 million

[1]	Restaurant operating margin is defined as Revenues less Cost of sales, Restaurant labor and Restaurant expenses.

“Brinker just achieved its fifth consecutive quarter of positive sales and traffic growth, demonstrating the effectiveness of our top line strategies and our ability to take market share,” said Doug Brooks, President and Chief Executive Officer. “We also continue to improve the middle of the P&L, further strengthening our business model. These factors combined with returning value to shareholders through share repurchases make us confident we’ll deliver on our promise to double EPS by 2015 to $2.75 to $2.80.”

Table 1: Monthly and Q3 comparable restaurant sales

Q3 12 and Q3 11, company-owned, reported brands and franchise; percentage

	Jan	Feb	March	Q3 12	Q3 11
Brinker International	5.9	4.3	3.1	4.5	0.1
Chili’s Company-Owned
Comparable Restaurant Sales	5.8	4.4	3.5	4.6	(0.3)
Pricing Impact	1.7	2.2	2.0	1.9	1.2
Mix-Shift	0.7	1.1	1.0	0.9	(1.7)
Traffic	3.4	1.1	0.5	1.8	0.2
Maggiano’s
Comparable Restaurant Sales	6.8	4.2	0.1	3.9	3.4
Pricing Impact	1.2	2.8	2.9	2.2	0.7
Mix-Shift	(0.2)	0.5	0.6	0.2	(0.6)
Traffic	5.8	0.9	(3.4)	1.5	3.3

Franchise[1]				3.5	(0.9)
Domestic Comparable Restaurant Sales				3.8	(2.0)
International Comparable Restaurant Sales				2.6	2.6

System-wide[2]				4.2	(0.2)

[1]

Although franchise comparable sales are not derived from sales attributable to the company, including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development. The company generates royalty revenue and advertising fees based on franchisee sales, where applicable.

[2]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S third quarter revenues of $629.9 million represent a 3.5 percent increase from $608.4 million in the prior year period driven by increased menu prices and improved guest traffic. The gift card breakage adjustment reduced Chili’s revenues by $4.5 million and adversely affected the brand’s restaurant operating margin by 60 basis points.

Excluding the impact of the gift card breakage adjustment, Chili’s restaurant operating margin improved 90 basis points. Restaurant expense benefited from sales leverage on fixed costs related to higher revenue, lower repair and maintenance expense, credit card fees and utilities expense. Restaurant labor was positively impacted by improved labor productivity related to the installation of new kitchen equipment. Cost of sales was negatively impacted by unfavorable pricing on beef, oils and dairy, partially offset by favorable pricing on produce and poultry.

MAGGIANO’S third quarter revenues of $94.7 million increased 3.4 percent primarily driven by increased menu prices and improved traffic, partially offset by a $0.7 million reduction related to the gift card breakage adjustment. Restaurant operating margin improved compared to prior year primarily due to improved cost of sales resulting from menu changes and pricing, partially offset by unfavorable commodity pricing. Restaurant operating margin was also positively impacted by sales leverage on fixed costs related to higher revenue. Excluding the impact of the gift card breakage adjustment, Maggiano’s restaurant operating margin improved 100 basis points.

ROYALTY AND FRANCHISE revenues totaled $17.4 million for the quarter, an increase of 1.8 percent over the prior year driven primarily by seven net openings since the third quarter of fiscal 2011. Domestic franchise comparable restaurant sales increased 3.8 percent while international comparable restaurant sales increased 2.6 percent. Brinker franchisees generated $415 million in sales2 for the third quarter of fiscal 2012, an increase of 3.5 percent over the prior year.

“We achieved a 100 basis point improvement in margins during the third quarter, driven by our strategy to make our existing brands more compelling and relevant while operating more efficiently,” said Guy Constant, Executive Vice President and Chief Financial Officer. “Based on our current trajectory and plans to complete the rollout of our strategic initiatives, we anticipate achieving more than half of our 400 basis point goal by June 2012.”

Other

General and administrative expense increased $4.4 million for the quarter primarily due to an increase in performance based compensation and a decrease in income resulting from the expiration of the transition services agreements with Macaroni Grill and On The Border.

Interest expense decreased $0.6 million for the quarter primarily due to lower interest rates.

Excluding the impact of special items, the effective income tax rate increased to 28.9 percent in the current quarter from 27.1 percent in the same quarter last year driven by increased earnings. On a GAAP basis, the effective income tax rate increased to 28.2 percent in the current quarter as compared to 27.5 percent in the same quarter last year primarily due to increased earnings.

Non-GAAP Reconciliation

The company believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of net income excluding special items

Q3 12 and Q3 11; $ millions and $ per diluted share after-tax

	Q3 12	EPS Q3 12	Q3 11	EPS Q3 11
Net Income	44.9	0.56	40.2	0.45
Other (Gains) and Charges[1]	(0.1)	0.00	1.5	0.02
Adjustment for Gift Card Breakage[2]	3.3	0.04	—	—
Adjustment for Tax Items	—	—	0.5	0.00

Net Income excluding Special Items	48.1	0.60	42.2	0.47

[1]	Pre-tax Other gains and charges was a $0.1 million gain and a $2.4 million charge in the third quarter of fiscal 2012 and 2011, respectively.
[2]	The company recognized a pre-tax $5.2 million reduction to revenue in the third quarter of fiscal 2012 resulting from a change in the estimate of gift card breakage.

[2]	Royalty revenues are recognized based on the sales generated and reported to the company by its franchisees.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will be broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (April 23). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day May 21, 2012.

Additional financial information, including statements of income which detail operations excluding special items, franchise development and royalty fees, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for third quarter fiscal 2012 filing on or before May 7, 2012; and

•	Fourth quarter earnings release, before market opens, Aug. 9, 2012.

About Brinker

Brinker International Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,574 restaurants under the names Chili’s® Grill & Bar (1,529 restaurants) and Maggiano’s Little Italy® (45 restaurants). Brinker also holds a minority investment in Romano’s Macaroni Grill®.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 28,	March 30,	March 28,	March 30,
	2012	2011	2012	2011
Revenues	$742,045	$717,119	$2,092,351	$2,043,898
Operating Costs and Expenses:
Cost of sales	205,155	195,182	571,962	548,960
Restaurant labor (a)	233,806	227,821	664,068	658,432
Restaurant expenses	164,230	163,007	489,872	490,206
Depreciation and amortization	30,929	31,858	93,265	96,883
General and administrative	40,006	35,593	104,040	97,024
Other gains and charges (b)	(104)	2,424	5,614	8,318

Total operating costs and expenses	674,022	655,885	1,928,821	1,899,823

Operating income	68,023	61,234	163,530	144,075

Interest expense	6,530	7,179	20,087	21,409
Other, net	(1,072)	(1,444)	(3,018)	(5,178)

Income before provision for income taxes	62,565	55,499	146,461	127,844

Provision for income taxes	17,632	15,253	42,233	28,703

Net Income	$44,933	$40,246	$104,228	$99,141

Basic net income per share	$0.58	$0.46	$1.31	$1.06

Diluted net income per share	$0.56	$0.45	$1.28	$1.05

Basic weighted average shares outstanding	77,582	87,679	79,722	93,112

Diluted weighted average shares outstanding shares outstanding	79,735	89,647	81,658	94,456

(a)	Restaurant labor includes all compensation related expenses, including benefits and incentive compensation, for restaurant employees at the general manager level and below. Labor related expenses attributable to multi-restaurant (or above-restaurant) supervision is included in Restaurant expenses.

(b)	In the first nine months of fiscal 2012, Other gains and charges includes $1.1 million of charges related to the impairment of certain underperforming restaurants, lease termination charges of $3.2 million, litigation charges of $1.3 million and long-lived asset impairment charges of $0.4 million resulting from closures. These charges were partially offset by a $1.3 million gain related to the sale of land. In the third quarter of fiscal 2011, Other gains and charges primarily includes $1.5 million related to litigation and $0.9 million of severance costs. In the first six months of fiscal 2011, Other gains and charges primarily includes $3.7 million of severance costs, $1.1 million of charges related to the impairment of underperforming restaurants and long-lived asset impairment charges of $0.6 million resulting from closures.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 28,	June 29,
	2012	2011
	(Unaudited)
ASSETS
Current assets	$202,357	$221,360
Net property and equipment (a)	1,037,443	1,056,279
Total other assets	198,366	206,929

Total assets	$1,438,166	$1,484,568

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,272	$22,091
Current liabilities	383,732	383,510
Long-term debt, less current installments	554,687	502,572
Other liabilities	138,761	137,485
Total shareholders’ equity	333,714	438,910

Total liabilities and shareholders’ equity	$1,438,166	$1,484,568

(a)	At March 28, 2012, the company owned the land and buildings for 188 of the 864 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.8 million and $125.6 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	March 28,	March 30,
	2012	2011
Cash Flows From Operating Activities:
Net income	$104,228	$99,141
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,265	96,883
Restructure charges and other impairments	5,042	6,285
Stock-based compensation	10,393	9,604
Net loss (gain) on disposal of assets	1,541	(1,198)
Changes in assets and liabilities	19,341	(22,542)

Net cash provided by operating activities	233,810	188,173

Cash Flows from Investing Activities:
Payments for property and equipment	(85,177)	(48,892)
Proceeds from sale of assets	4,344	8,696
Investment in equity method investees	(1,083)	(1,921)

Net cash used in investing activities	(81,916)	(42,117)

Cash Flows from Financing Activities:
Purchases of treasury stock	(208,347)	(358,983)
Proceeds from issuance of long-term debt	70,000	—
Payments of dividends	(37,850)	(40,996)
Proceeds from issuances of treasury stock	27,946	26,851
Payments on long-term debt	(12,187)	(10,846)
Payments for deferred financing costs	(1,620)	—
Excess tax benefits from stock-based compensation	924	243

Net cash used in financing activities	(161,134)	(383,731)

Net change in cash and cash equivalents	(9,240)	(237,675)
Cash and cash equivalents at beginning of period	81,988	344,624

Cash and cash equivalents at end of period	$72,748	$106,949

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Third Quarter Net Openings/(Closings)	Total Restaurants	Projected Openings
	Fiscal 2012	March 28, 2012	Fiscal 2012
Company-Owned
Restaurants:
Chili’s	(1)	820	—
Maggiano’s	—	44	—

	(1)	864	—

Franchise
Restaurants:
Chili’s	(5)	462	4
International (a)	6	248	33-35

	1	710	37-39

Total Restaurants:
Chili’s	(6)	1,282	4
Maggiano’s	—	44	—
International (a)	6	248	33-35

	—	1,574	37-39

(a)	At March 28, 2012, international franchise restaurants by brand were 247 Chili’s and one Maggiano’s.

FOR ADDITIONAL INFORMATION, CONTACT:

TONY LADAY

INVESTOR RELATIONS

(972) 770-8890

6820 LBJ FREEWAY

DALLAS, TEXAS 75240